Exhibit 99.1

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F I N A N C I A L
RELATIONS BOARD

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President of Finance	Investor Info: Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
March 9, 2006

COMFORCE CORPORATION ANNOUNCES
FOURTH QUARTER 2005 AND FULL YEAR RESULTS

Company reports record fourth quarter and full year revenues

Woodbury, NY -March 9, 2006- COMFORCE Corporation (ASE: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services, today reported results for the fourth quarter ended December 25, 2005. Revenues in the quarter rose 7.3% to $142.2 million, compared to $132.5 million from the comparable period last year. Sequentially, revenues increased 2.2% compared to revenues of $139.1 million in the third quarter of 2005. The improvement in revenues was primarily due to the continued growth in our human capital management services segment, consisting of PRO Unlimited, which had an increase in revenues of $6.0 million or 7.9% over fourth quarter 2004. At the same time, the Staff Augmentation segment grew $3.9 million, or 7.2% over the same quarter in the prior year. The primary contributor to growth in Staff Augmentation was Information Technology, for which revenues increased by $4.6 million or 27.8% over fourth quarter 2004. The Financial Outsourcing segment experienced a decline of $257,000 due principally to a decline in the number of clients from the fourth quarter of 2004.

Gross profit for the fourth quarter of 2005 was $21.9 million, or 15.4% of sales, compared to $20.4 million, or 15.4% of sales in the fourth quarter of 2004.

Operating income for the fourth quarter was $5.5 million, compared to an operating income of $4.7 million in the fourth quarter 2004. As a percentage of sales, operating income was 3.9% in the fourth quarter of 2005, compared to 3.6% in the fourth quarter of 2004.

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Interest expense was $2.7 million for the fourth quarter of 2005, compared to $3.1 million in same quarter last year. During the fourth quarter of 2005, the Company repurchased $6.5 million principal amount of its 12% Senior Notes due December 1, 2007. Since June 2000, the Company has reduced its public debt from $138.8 million to $46.3 million.

The Company recorded income from continuing operations before income taxes of $2.9 million for the fourth quarter of 2005, compared to income from continuing operations before income taxes of $1.7 million in the fourth quarter of 2004. The Company recorded a tax provision of $1.9 million in the fourth quarter of 2005, compared to a tax provision of $931,000 in the fourth quarter of 2004.

The Company recorded net income of $900,000, or $0.04 per basic share and $0.03 per diluted share for the fourth quarter of 2005, compared to net income of $772,000, or $0.04 per basic and $0.03 per diluted share for the same quarter last year.

Full Year Results

COMFORCE reported revenues of $539.8 million for the fiscal year ended December 25, 2005, compared to revenues of $480.9 million for the fiscal year ended December 26, 2004, an increase of 12.3%. The higher revenue for the year was primarily due to PRO Unlimited, which had an increase in revenue of 15.3% for the full year. The Company also benefited from customer spending in certain divisions of Staff Augmentation, particularly Information Technologies which grew 31.8% in the full year of 2005.

Gross profit for fiscal year 2005 was $79.3 million, or 14.7% of revenues, compared to $72.0 million, or 15.0% of revenues for fiscal year 2004.

Operating income for the year was $15.6 million, compared to an operating income of $13.5 million for 2004.

Interest expense for fiscal 2005 was $10.7 million, compared to $11.7 million for the prior year period, principally as a result of the repurchase and exchange of higher interest rate debt with proceeds principally from our credit facility and the issuance of preferred stock, respectively.

COMFORCE reported income from continuing operations before income taxes for fiscal 2005 of $4.7 million, compared to income from continuing operations before income taxes of $3.8 million for fiscal 2004.

During fiscal 2005, COMFORCE repurchased $18.1 million principal amount of 12% Senior Notes resulting in a loss on debt extinguishment for the Company of $336,000. Income from continuing operations for fiscal 2004 included a gain on debt extinguishment of $2.0 million. Excluding the loss on debt extinguishment of $336,000 in fiscal 2005 and the gain on debt extinguishment of $2.0 million for the comparable period in 2004, income from continuing operations before income taxes would have increased by $3.2 million (as compared to $0.9 million without these exclusions).

The Company reported net income of $0.31 per basic and $0.21 per diluted share for fiscal 2005, compared to net income of $0.07 per basic and diluted share for fiscal 2004. The Company recorded a tax benefit of $1.5 million in fiscal 2005, compared to a tax provision of $2.1 million in the prior year period. In the third quarter of fiscal 2005,

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the Company recorded a tax benefit from the resolution of certain federal and state tax contingencies of $4.3 million.

Comments from Management

John Fanning, Chairman and Chief Executive Officer of COMFORCE, commented, “We were exceedingly pleased to report record revenues for both our fourth quarter and full year 2005 results. The increase in fourth quarter revenues marked our tenth consecutive quarter of improved year-over-year revenue growth.

“PRO Unlimited was once again the major contributor to both our quarter and full year revenue growth with revenues up approximately 7.9% for the quarter and 15.3% for the year over 2004. At the same time, we continued to see increased demand in our Staff Augmentation segment, with Information Technologies showing revenue growth of 31.8% for the year.

“We expect PRO to continue to grow their leadership position in human capital management in 2006. At the same time, we are enthusiastic concerning future prospects for RightSourcing®, our centralized solution for managing multiple staffing vendor service companies. We are most pleased that client demand for these services continues to increase and we are looking to continue to grow them at a fast pace in order to gain market share.

“Further, our emphasis on growing these two areas reflects our planned evolution, based on client needs, to a company focused on business process outsourcing, rather than primarily staffing.

“We were also pleased to have further lowered the Company’s public debt during the year. By year end 2005, we had reduced this debt to $46.3 million from $64.4 million at the end of 2004.

Mr. Fanning continued, “We are optimistic about COMFORCE’s opportunities for 2006. We will continue to concentrate on those areas of our business that we believe provide the greatest prospect for increased revenue and profitability, particularly PRO Unlimited and RightSourcing, as mentioned above.

“Finally, I wish to reiterate that we remain fully committed to improving our capital structure. We continue to work with our financial advisers in examining refinancing alternatives that we believe will best serve the interests of our shareholders.”

COMFORCE Corporation will hold an investor conference call to discuss the Company’s financial and operational results at 2:00 p.m. Eastern Time on March 9, 2006. Investors will have the opportunity to listen to the conference call through the Internet at www.fulldisclosure.com. To listen to the live call, please go to the web site at least 15 minutes before the start of the call. For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for replay.

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About COMFORCE

COMFORCE Corporation provides outsourced staffing management services in addition to specialty staffing, and consulting services primarily to Fortune 1000 companies and other large employers. The Company operates in three business segments - Human Capital Management Services, Staff Augmentation, and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services and Nurse Staffing Services, Technical Services, Information Technology (IT), Telecom, and Other Staffing Services. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has thirty-seven (37) offices nationwide.

To view the Company’s web page visit http://www.comforce.com

Various statements made in this release concerning the Company’s expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: the loss of key customers, weakness in job growth, a reduction in corporate or government spending, adverse economic conditions generally or in key industries served by the Company, or a reduction in the demand for outsourcing services generally, which could heighten competition among staffing companies and negatively impact revenues and margins; the Company’s significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company’s competitiveness and capital structure or expanding its operations; and the standards under which the Company must evaluate annually the recoverability of goodwill on its books which create a greater likelihood that the Company may be required to write-off goodwill in future periods which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under “Forward Looking Statements” in Item 2 of the Company’s 10-Q for the quarter ended September 26, 2005 and under “Risk Factors” in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC’s web site at “www.sec.gov” and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York, 11797, telephone 516-437-3300.

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COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 25, 2005	December 26, 2004	December 25, 2005	December 26, 2004

Net sales of services	$142,172	$132,496	$539,841	$480,887

Costs and expenses:
Cost of services	120,224	112,132	460,581	408,850
Selling, general and administrative expenses	15,402	14,441	59,919	54,364
Depreciation and amortization	1,028	1,191	3,700	4,219

Total costs and expenses	136,654	127,764	524,200	467,433

Operating income	5,518	4,732	15,641	13,454

Other income (expense):
Interest expense	(2,655)	(3,109)	(10,744)	(11,729)
(Loss) gain on debt extinguishment	(46)	20	(336)	1,999
Other income, net	33	63	186	110
	(3,026)	(10,894)	(9,620)	(2,668)

Income from continuing operations before income taxes	2,850	1,706	4,747	3,834
Provision (benefit) for income taxes	1,919	931	(1,455)	2,058

Income from continuing operations	931	775	6,202	1,776

(Loss) income from discontinued operations, net of tax	(31)	(3)	70	(20)

Net income	$900	$772	$6,272	$1,756

Dividends on preferred stock	251	155	1,005	530

Net income available to common stockholders	$649	$617	$5,267	$1,226

Basic income (loss) per common share:
Income from continuing operations	$0.04	$0.04	$0.31	$0.07
(Loss) income from discontinued operations	(0.00)	(0.00)	0.00	(0.00)
Net income	$0.04	$0.04	$0.31	$0.07

Diluted income (loss) per common share:
Income from continuing operations	$0.03	$0.03	$0.21	$0.07
(Loss) income from discontinued operations	(0.00)	(0.00)	0.00	(0.00)
Net income	$0.03	$0.03	$0.21	$0.07

Weighted average common shares outstanding, basic	17,042	16,689	16,907	16,675
Weighted average common shares outstanding, diluted	30,525	29,533	29,793	18,122

Certain reclassifications have been made to conform prior period amounts to the current period presentation.

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
December 25, 2005 and December 26, 2004
(in thousands, except share and per share amounts)
(unaudited)

	December 25, 2005	December 26, 2004
Assets

Current assets:
Cash and cash equivalents	$8,417	15,233
Accounts receivable, net	103,201	70,322
Funding and service fees receivable, net	15,715	21,822
Prepaid expenses and other current assets	4,997	3,488
Deferred income taxes, net	2,004	2,404
Total current assets	134,334	113,269

Deferred income taxes, net	1,100	1,281
Property and equipment, net	5,260	6,293
Intangible assets, net	40	81
Goodwill, net	32,073	32,073
Deferred financing costs, net	851	1,464
Other assets	320	188

Total assets	$173,978	154,649

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$3,864	4,325
Accrued expenses	87,307	62,926
Total current liabilities	91,171	67,251

Long-term debt (including related-party debt)	105,792	117,227
Other liabilities	46	6

Total liabilities	197,009	184,484

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized,17,079,532 and 16,689,496 shares issued and outstanding at December 25, 2005 and December 26, 2004, respectively	171	167
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at December 25, 2005 and December 26, 2004 with an aggregate liquidation preference of $7,466 at December 25, 2005	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at December 25, 2005 and December 26, 2004 with an aggregate liquidation preference of $600 at December 25, 2005	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at December 25, 2005 and December 26, 2004 with an aggregate liquidation preference of $7,273 at December 25, 2005	10,264	10,264
Additional paid-in capital	47,727	47,193
Accumulated other comprehensive income	147	153
Accumulated deficit	(86,157)	(92,429)

Total stockholders’ deficit	(23,031)	(29,835)

Total liabilities and stockholders’ deficit	$173,978	154,649

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